Exhibits 5.1 and 23.2

Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017	draft

OPINION OF DAVIS POLK & WARDWELL LLP

July 29, 2022

Payoneer Global Inc.
150 West 30th Street
New York, NY 10001

Ladies and Gentlemen:

Payoneer Global Inc., a Delaware corporation (the “Company”) has filed with the Securities and Exchange Commission (the “Commission”) a Post-Effective Amendment No. 2 to Registration Statement on Form S-3, relating to the Company’s Registration Statement on Form S-1 (File No. 333-258027), initially declared effective by the Commission on August 6, 2021, and subsequently amended by a Post-Effective Amendment No. 1 filed with the Commission on April 28, 2022 (the “Registration Statement”), and the related prospectus (the “Prospectus”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 228,290,196 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, (i) the shares of Common Stock that are issued and outstanding as of the date hereof were validly issued and are fully paid and non-assessable, and (ii) when the remaining shares of Common Stock are issued, such shares of Common Stock, upon the receipt of adequate consideration therefore, will be validly issued, fully-paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP